AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 1997
                                          REGISTRATION STATEMENT NO. 333-15967
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   ----------
                              AMENDMENT NO. 2 TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                   ----------
                  ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           FLORIDA                         3577                     59-2327-381
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                                                                                     SLAV STEIN, PRESIDENT
                                                                          ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.
                       1810 N.E. 144TH STREET                                       1810 N.E. 144TH STREET
                     NORTH MIAMI, FLORIDA 33181                                   NORTH MIAMI, FLORIDA 33181
                           (305) 944-7710                                               (305) 944-7710
        (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,        (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)        INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   ----------
                       COPIES OF ALL COMMUNICATIONS TO:

      PHILIP B. SCHWARTZ, ESQ.                   LESLIE J. CROLAND, ESQ.          ROBERT ALTENBACH, ESQ.
 AKERMAN, SENTERFITT & EIDSON, P.A.        LUCIO, MANDLER, CROLAND, BRONSTEIN,    JOHNSON & MONTGOMERY
         ONE S.E. 3RD AVENUE                GARBETT, STIPHANY & MARTINEZ, P.A.  3060 PEACHTREE ROAD, N.W.
             28TH FLOOR                      701 BRICKELL AVENUE, SUITE 2000          SUITE 400
      MIAMI, FLORIDA 33131-1704                    MIAMI, FLORIDA 33131           ATLANTA, GEORGIA
           (305) 374-5600                             (305) 579-0012               (404) 262-1000

                                   ----------
               APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this Registration Statement becomes effective.


   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, check the following box: [x]
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
                       CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                             PROPOSED
                                             AMOUNT          MAXIMUM             PROPOSED
     TITLE OF EACH CLASS                      TO BE       OFFERING PRICE         AGGREGATE                    AMOUNT OF
OF SECURITIES TO BE REGISTERED              REGISTERED     PER SHARE(1)       OFFERING PRICE(1)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001(2)                         862,500        $6.50              $5,606,250               $    1,698.86
---------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants(3)              862,500        $.125              $  107,812.50            $       32.67
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001(4)                         862,500        $7.475             $6,447,187.5             $    1,953.69
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001(5)                          75,000        $8.45              $  633,750               $      192.05
---------------------------------------------------------------------------------------------------------------------------
Underwriters' Common Stock
  Purchase Warrants(5)                          75,000        $.1625             $12,187.50                             (6)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001(7)                          75,000        $7.475             $  560,625               $      169.87
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                                     $    4,047.14
---------------------------------------------------------------------------------------------------------------------------
Total paid with prior filings                                                                             $    4,047.14
---------------------------------------------------------------------------------------------------------------------------
Total paid with this filing                                                                               $           0
===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Includes shares of Common Stock issuable in connection with the exercise of the Underwriters' over-allotment option.
(3) Includes Common Stock Purchase Warrants issuable in connection with the exercise of the Underwriters' over-allotment warrants.
(4) Issuable upon exercise of the Common Stock Purchase Warrants.
(5) Issuable upon the exercise of the Underwriters' Warrants, together with such indeterminate number of shares of Common Stock as may be issuable by reason of the antidilution provisions contained therein.
(6) No fee due pursuant to Rule 457(g).
(7) Issuable upon the exercise of the Warrants underlying the Underwriters' Warrants, together with such indeterminate number of shares of Common Stock as may be issuable by reason of the antidilution provisions contained therein.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

   Pursuant to the provisions of Section 607.0850(1) of the Florida Business Corporation Act, the Company has the power to indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the Company), because such person is or was a director, officer, employee, or agent of the Company (or is or was serving at the request of the Company under specified capacities) against liability incurred in connection with such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the Company (and with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful).

   With respect to a proceeding by or in the right of the Company to procure a judgment in its favor, Section 607.0850(2) of the Florida Business Corporation Act provides that the Company shall have the power to indemnify any person who is or was a director, officer, employee, or agent of the Company (or is or was serving at the request of the Company under specified capacities) against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the Company, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which the proceeding was brought, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

   Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding,
(b) if such a quorum is not attainable or by majority vote of a committee designated by the Board of Directors consisting of two or more directors not parties to the proceeding, (c) by independent legal counsel selected by the Board of Directors described in the foregoing parts (a) and (b), or if a quorum cannot be obtained, then selected by a majority vote of the full Board of Directors, or (d) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding.

   Section 607.0850(12) of the Florida Business Corporation Act permits the Company to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company (or is or was serving at the request of the Company in specified capacities) against any liability asserted against such person or incurred by such person in any such capacity whether or not the Company has the power to indemnify such person against such liability.

ARTICLES OF INCORPORATION

   The Articles of Incorporation of the Company (the "Articles") provide for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act. The Articles of Incorporation further provide that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

   The Articles also contain a provision that eliminates the personal liability of the Company's directors to the Company for monetary damages unless the director has breached his or her fiduciary duty and such breach constitutes or includes certain violations of criminal law, a transaction from which the director derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or wilful acts or misconduct. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

SECURITIES AND EXCHANGE COMMISSION POLICY

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The estimated expenses* in connection with the issuance of the securities being registered are as follows:


SEC Registration Fee ...............................     $  3,869.12
NASD Filing Fee ....................................          972.00
NASDAQ Listing Fee .................................        6,675.00
3% Non-Accountable Expenses ........................      101,250.00
Printing Expenses ..................................       35,000.00
Accounting Fees and Expenses .......................       80,000.00
Legal Fees and Expenses ............................      125,000.00
Blue Sky Fees and Expenses .........................       60,000.00
Transfer Agent and Registrar Fees and Expenses  ....       20,000.00
Miscellaneous ......................................       10,000.00
                                                         -----------
  Total ............................................     $442,766.12
                                                         ===========


----------
* All amounts, except the SEC registration fee and the NASD filing fee, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

   The Company did not sell any shares of Common Stock during the past three years.

ITEM 27. EXHIBITS.

 (A) EXHIBITS.


   EXHIBIT
   NUMBER    DESCRIPTION
   -------   -----------

     1       Form of Underwriting Agreement between the Company and the Underwriters*
     3.1     Amended and Restated Articles of Incorporation of the Company***
     3.2     Bylaws of the Company***
     3.3     Articles of Amendment to Amended and Restated Articles of Incorporation***
     3.4     Amended and Restated Bylaws of the Company***
     4.1     Form of Common Stock Certificate***
     4.2     Form of Warrant Agreement*
     4.3     Form of Purchase Option Agreement*
     4.4     Form of Underwriter's Warrant*
     4.5     Form of Underwriter's Option Certificate
     5       Opinion of Akerman, Senterfitt & Eidson, P.A.***
    10.1     Loan Agreement between the Company and SunTrust Bank Miami, N.A., dated July 26, 1996***
    10.2     Lease Agreement between the Company and RSB Holdings, Inc., dated July 15, 1996***
    10.3     Promissory Note between the Company and U.S. Advantage, dated July 15, 1995***
    10.4     Form of 1996 Stock Option Plan***
    10.5     Form of Employment Agreement between the Company and Slav Stein***
    10.6     Form of Employment Agreement between the Company and Roman Briskin***
    10.7     Form of Convertible Subordinated Promissory Note from the Company to Messrs. Stein and Briskin***
    10.8     Form of Stock Option Agreement between the Company and Messrs. Stein and Briskin*
    10.9     Form of Mahoney Consulting Agreement***
    10.10    Form of Financial Advisory Agreement*
    10.11    Form of Contingent Stock Option Agreement between the Company and Messrs. Stein and Briskin*
    21       List of Subsidiaries***
    23.1     Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5)***
    23.2     Consent of BDO Seidman, LLP***
    23.3     Consent of KPMG Bohlins AB***
    27       Financial Data Schedule (for the Securities and Exchange Commission purposes only)***
e

----------
    * Filed herewith.
   ** Identical to exhibit 10.5.
  *** Previously filed.


ITEM 28. UNDERTAKINGS.

   (a) The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) The undersigned small business issuer hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and notwitstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 31st day of January, 1997.



                                ADVANCED ELECTRONIC SUPPORT PRODUCTS, INC.



                                By: /s/ SLAV STEIN
                                    ------------------------------------
                                    Slav Stein, President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated:


          SIGNATURE                            TITLE                            DATE
          ---------                            -----                            ----

/s/ SLAV STEIN               President and Director                    January 31, 1997
 Slav Stein                    (and for execution purposes in the
                               capacity as Chief Executive Officer)

/s/ ROMAN BRISKIN            Vice President and Director               January 31, 1997
 Roman Briskin                 (and for execution purposes in the
                               capacity as Chief Financial Officer)

/s/ TERRENCE R. DAIDONE      Director                                  January 31, 1997
 Terrence R. Daidone

                               INDEX TO EXHIBITS

   EXHIBIT
   NUMBER    DESCRIPTION
   -------   -----------

     1        Form of Underwriting Agreement between the Company and the Underwriters
     4.2      Form of Warrant Agreement
     4.3      Form of Purchase Option Agreement
     4.4      Form of Underwriter's Warrant
     4.5      Form of Underwriter's Option Certificate
    10.8      Form of Stock Option agreement between the Company and Messrs. Stein and Briskin
    10.10     Form of Financial Advisory Agreement
    10.11     Form of Contingent Stock Option Agreement between the Company and Messrs. Stein and Briskin
